FIRST BANCSHARES, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND

FISCAL YEAR ENDED JUNE 30, 2006

Mountain Grove, Missouri (September 1, 2006) – First Bancshares, Inc. (NASDAQ - FstBksh : FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the quarter and fiscal year ended June 30, 2006.

First Bancshares, Inc. had a net loss of $347,000 for the quarter, or $(0.22) per share (basic) and net income of $47,000, or $0.03 per share (basic) for the year ended June 30, 2006.  Net loss for the quarter ended June 30, 2005 was $652,000, or $(0.42) per share (basic).  Net income for the year ended June 30, 2005 was $1,317,000, or $0.83 per share (basic).

In a July 20, 2006 press release, First Bancshares, Inc. announced that it would increase its allowance for loan losses by $407,000 for the quarter ended June 30, 2006.  The increase is in connection with a standard internal review by the Bank of major loan credits in its loan portfolio. New information was obtained on two borrowers which resulted in a concern over the ability to repay certain outstanding loans as well as the value of collateral securing these loans.

Also during the quarter ended June 30, 2006, the Bank recorded a $235,000 loss on land owned for future expansion.  The expense was to write down the original purchase price and capitalized development costs to market value based on a third party appraisal.  In order to better position earnings on investment securities, the Bank sold $7.0 million of securities at a loss of $161,000.  The proceeds will be reinvested in higher yielding investments.

Included in the net loss for the quarter ended June 30, 2005 was a provision for the increase in allowance for loan losses of $1,765,000, as reported in a July 29, 2005 press release.  The increase was in connection with the Bank’s determination there had been further adverse developments with respect to certain loans in the Bank’s loan portfolio. The net income for the year ended June 30, 2005 included $800,000 of income from bank-owned life insurance proceeds, a $590,000 expense for other credit losses and related expenses and the $1,765,000 expense for the increase in allowance for loan losses noted in the previous paragraph.

Total consolidated assets at June 30, 2006 were $228,451,000 compared to $244,007,000 at June 30, 2005.  Stockholders’ equity at June 30, 2006 was $26,347,000, or 12% of assets, compared to $26,817,000, or 11% of assets, a year ago.  Book value per common share decreased to $16.97 at June 30, 2006 from $17.28 at June 30, 2005.

Net loans decreased $16,156,000, or 10%, from $158,143,000 at June 30, 2005 to $141,987,000 at June 30, 2006.  Deposits decreased $8,002,000, or 4%, from $187,143,000 at June 30, 2005 to $179,141,000 at June 30, 2006.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of August 28, 20056, 93,753 shares had been repurchased under that plan at a cost of $1,937,000 at an average cost of $20.66 per share.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri and ten full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills, Rockaway Beach and Springfield, Missouri.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

Contact:  James Duncan, President and CEO (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter		Twelve Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Operating Data:

Total interest income	$3,242	$3,276	$12,913	$13,265
Total interest expense	1,593	1,254	5,987	5,091
Provision for loan losses	607	1,995	1,520	2,333
Net interest income after provision
for loan losses	1,042	27	5,406	5,841
Noninterest income	214	531	1,741	2,907
Noninterest expense	1,584	1,756	7,151	7,415
Income (loss) before income tax	(328)	(1,198)	(4)	1,333
Income tax expense (savings)	19	(546)	(51)	16

Net income	$(347)	$(652)	$47	$1,317
Net income per share-basic	$(0.22)	$(0.42)	$0.03	$0.83
Net income per share-diluted	$(0.22)	$(0.42)	$0.03	$0.83

		At	At
		June 30,	June 30,
Financial Condition Data:		2006	2005

Total assets		$228,451	$244,007
Loans receivable, net		141,987	158,143
Nonperforming assets		5,102	5,836
Mortgage-backed certificates		10,451	10,792
Cash and cash equivalents, including
interest-bearing deposits		23,474	20,617
Certificates of deposit and investment
securities		35,082	37,190
Customer deposits		179,141	187,143
Borrowed funds		22,000	29,074
Stockholders' equity		26,347	26,817
Book value per share		16.97	17.28